Exhibit 10.1

Colonial Properties Trust
Updated 2013 Annual Incentive Plan

On January 23, 2013, the Executive Compensation Committee (the “Compensation Committee”) of the Board of Trustees of Colonial Properties Trust (the “Company”) adopted an annual incentive plan for 2013 and set the specific performance goals and business criteria for the award of 2013 incentive payments to each of the Company's executive officers. The Compensation Committee adopted modifications to this plan on April 23, 2013, and again on June 2, 2013. The intent of the performance goals and business criteria of this plan is to align the interests of the Company's executive management team with the interests of the Company's shareholders. The performance goals and business criteria for 2013 are based on the following:

•The "total return" for the Company for the year (the "absolute performance measure");
•One-year “total return” for the Company as compared to an index of comparable real estate investment trusts, or REITs (a “relative performance measure”);
•Two-year “total return” for the Company as compared to an index of comparable REITs (a “relative performance measure”); and
•Three-year “total return” for the Company as compared to an index of comparable REITs (a
“relative performance measure”).

For purposes of the 2013 annual incentive plan, “total return” is equal to the share price of the Company (or the companies in the index of comparable REITs, as the case may be) plus any dividends reinvested in the Company (or the companies in the index of comparable REITs, as the case may be) calculated based on reinvestment on the ex-dividend pay date.

The Company's absolute performance measure must be positive for the plan year for any payout to occur; however, (1) if the absolute performance measure is negative but the Company's total return is at least at the “median” level of performance when compared to the one-year “total return” relative performance measure, the Compensation Committee has discretion to pay up to 20% of the payout calculated based on the relative performance measures' results, and (2) if the absolute performance measure is positive and the Company's total return is at least at the “median” level of performance when compared to the one-year “total return” relative performance measure, the Compensation Committee has the discretion to increase the award amount up to 20% of the payout calculated based on the relative performance measures' results. In addition to this specific discretionary authority, the Compensation Committee retains discretion to adjust any payment that is otherwise under the terms of the 2013 annual incentive plan.

The first 75% of each annual incentive award will automatically be payable to the applicable participant in time-vesting restricted common share awards that will vest in three equal annual installments beginning on the first anniversary of the grant date. In addition, 50% of all shares received by a participant with respect to the first 75% of each annual incentive award (after the payment of taxes, including, if applicable by the forfeiture of shares) must be held by the participant for five years or until separation from the Company, including retirement, whichever occurs first.

With respect to the remaining 25% of his or her approved 2013 annual incentive award, each participant will receive unrestricted shares or restricted shares, at his or her election. Each participant who elects to receive between 25% and 50% of such remaining amount in restricted common shares (as opposed to an election to receive unrestricted common shares) will receive shares having a market value on the grant date equal to 125% of the amount elected to be received in restricted common shares (i.e., an additional 25% in restricted common shares), and each participant who elects to receive more than 50% of such remaining 25% in restricted common shares will receive shares having a market value on the grant date equal to 140% of the elected amount (i.e., an additional 40% in restricted common shares). These restricted common share awards are subject to a three-year vesting period - 50% will vest on the first anniversary of the grant date and 25% will vest on each of the second and third anniversaries of the grant date. In the event, however, that the Compensation Committee grants a discretionary annual incentive award to a participant and the absolute performance measure was negative, then the entire remaining 25% of the participant's annual incentive award will be payable by the Company solely in restricted common shares that will vest 100% on the third anniversary of the grant date.

The amounts actually payable to the participants are determined based upon whether Company performance meets the “threshold,” “median,” “target” or “maximum” level for the relative performance measures. For each relative performance measure, the “threshold” level is the 25th percentile, the “median” level is the 50th percentile, the “target” level is the 75th percentile and the “maximum” level is the 90th percentile. The relative performance measures are weighted equally, i.e., 33.33% of any payout is based on the one-year relative performance measure; 33.33% of any payout is based on the two-year relative performance measure, and 33.33% of any payout is based on the three-year relative performance measure. For the 2013 annual incentive plan, the performance payout thresholds were set as follows:

•for the Chairman and Chief Executive Officer, the “threshold” level pays at a maximum of 1% of base salary, the “median” level pays at a maximum of 100% of base salary, the “target” level pays at a maximum of 200% of base salary, and the “maximum” level pays at a maximum of 300% of base salary;
•for the Chief Operating Officer, the “threshold” level pays at a maximum of 1% of base salary, the
“median” level pays at a maximum of 100% of base salary, the “target” level pays at a maximum of
150% of base salary, and the “maximum” level pays at a maximum of 225% of base salary; and
•for the other executive officer participants, the “threshold” level pays at a maximum of 1% of base salary, the “median” level pays at a maximum of 50% of base salary, the “target” level pays at a maximum of 100% of base salary, and the “maximum” level pays at a maximum of 150% of base salary.

Since the Company is a multifamily-focused REIT, the Compensation Committee adopted a peer group comprised solely of Multifamily REITs for purposes of calculating the relative performance measures under the 2013 annual incentive plan. The following peer group was selected by the Compensation Committee for calculating the relative performance measures:

Apartment Investment & Management Company
Associated Estates Realty Corporation
Avalon Bay Communities, Inc.
BRE Properties, Inc.
Camden Property Trust
Equity Residential
Essex Property Trust, Inc.
Home Properties, Inc.
Mid-America Apartment Communities, Inc.
Post Properties, Inc.
UDR, Inc.

For 2013, the Compensation Committee determined that long-term incentive compensation for the participants would continue to be provided through a combination of share options and restricted common share awards. Amounts awarded are expected to equal 100% of each participant's actual annual incentive award for the year (if any) in an equal split between option shares (which will vest 100% on the third anniversary of the grant date) and restricted common shares (which will vest in five equal annual installments beginning on the first anniversary of the grant date and will be subject to a five-year holding period (or until separation from the Company, including retirement, whichever occurs first)). All shares issued under the 2013 annual incentive plan and options or restricted common shares issued as long-term incentive awards are expected to be issued under the Company's 2008 Omnibus Incentive Plan, as amended.

In connection with the proposed merger transaction with Mid-America Apartment Communities, Inc. (the “Merger Transaction”), the Compensation Committee approved the payment to eligible employees, including the executive officer participants, of a pro-rata portion of the employee's annual incentive under the 2013 Annual Incentive Plan if the employee is terminated by the Company upon the closing of the Merger Transaction and provided that such employee is continuously employed by the Company through such closing. The Compensation Committee plans to certify the Company's achievement as compared to the performance goals specified in the 2013 Annual Incentive Plan prior to such closing and plans to determine the amount of the pro-rata annual incentive payments based on such achievement. The pro-rata annual incentive payments will be payable in a lump sum payment of cash on or shortly after such closing. If such closing does not occur during calendar year 2013, the 2013 Annual Incentive Plan will continue in accordance with its terms.